Insurance Agency Agreement

Insurance Company Name: Jiangsu Branch of Cathay Insurance Co., Ltd.

Agency Company Name: Jiangsu Law Insurance Co., Ltd.

November 30, 2011

Insurance Agency Agreement

Party A: Jiangsu Branch of Cathay Insurance Co., Ltd.
Legal Representative: Rongchi Cao
Trustee:
Add: 6th Floor, Huijie Plaza, No.268, Zhongshan Road, Xuanwu District, Nanjing, Jiangsu.
Tel: 025-83715188           Fax: 025-83191728

Party B: Jiangsu Law Insurance Co., Ltd.
Legal Representative: Xudong Zhu
Trustee:
Add: No.888, Jintong Road, Xingren Town, Tongzhou District, Nantong, Jiangsu.
Tel: 0513-86613311           Fax:

In accordance with Insurance Law of the People's Republic of China, Provisions on the Supervision of Insurance Brokerage Institutions and relevant laws and regulations, Party B, on behalf of the insurance applicants and the insured (hereinafter referred to as the “Clients”), and Party A have reached an agreement relating to the procedure and services and may abide by the following articles:

Article 1 Duration

1.	The duration of this contract is 1 year, from December 1, 2011 to November 30, 2012. Expiration of this agreement does not affect the pre-existing rights and obligations.

2.	Both parties shall negotiate matters relating to renewal and termination of this agreement 3 months prior to the date of expiration. If renewed agreement is not reached, this agreement terminates.

Article 2 Scope of Agreement

1.	Party B shall introduce Party B’s insurance products to Clients and assist them in signing insurance contracts in accordance with provisions hereof and prescribed by Party A.

2.
Party B shall deposit the premiums paid by Clients in the specified account which exclusively charges premiums and provide valid insurance documents in written form (e.g. the voucher of premium paid by Clients). Party A may inspect the documents management of premiums and Party B shall cooperate.

3.	Party B shall send the insurance applications, addition and reduction of insurance, applications of premiums payment and relevant documents to Party B within 3 working days after receiving them.

4.	Party B shall send the insurance contracts of Party A to according Clients within 3 working days and obtain the receipts.

5.	Both Parties may widen or narrow the scope of this agreement in written form to the extent permitted by law, which depends upon the development of business.

Article 3 Rights and Obligations of Party B

1.
Party B shall guarantee the legality and validity of its operation and business permit. If the above-mentioned qualifications alter within the duration of this agreement, Party B shall inform Party B immediately. Otherwise, it shall assume legal liability.

2.	Party B has the right to charge party A the agency commissions, which comply with the provisions hereof.

3.	Party B shall be responsible for the conduct of its salesmen and staff. Party B shall provide necessary services to Clients.

4.
Party B shall instruct Clients in filling in the insurance applications, conscientiously inspect them and promptly send them to Party A. Party B shall not sign signatures or fill in other information for Clients without written authorization. Otherwise, it shall assume joint liability.

5.	Party A shall inspect the business Party A promoted; and Party B shall assist in resolving disputes of the business promoted.

6.	Party B shall charge premiums for Party A in accordance with Article 6 of this agreement.

7.	If Party B does not pay premiums in accordance with the provisions hereof and brings about economic loss to Party A, Party A has the right to seek compensation.

8.	The commissions of cancelled, invalid and dissolved insurance contracts shall be returned. Party A shall directly deduct the amount of above-mentioned commissions from the payment.

9.
Party B shall broadcast, publish or distribute any advertisements or other materials referring to party A or in the names of party A with written approval of party A in order to conduct insurance business in accordance with this agreement.

10.	Party B may suggest any modifications of insurance products to keep them competitive in insurance market. Nevertheless, Party A may reserve the right to the final decision.

11.	Party B shall truly and promptly inform Party A significant information relating to insurance contracts and other information which may affect the important decisions Party A would make.

12.	Party B shall not settle claims; and Party A does not assume any liability if Party B makes any statement and commitment beyond its authority.

13.
Party B shall request Clients to pay disbursement by Pos and check when conducting business of Issuing Policy upon Payment. When premiums are confirmed to be received, valid policy shall be issued.  Party B shall assist in settling claims.

14.
Party B shall not violate Contract Law of the People’s Republic of China, Insurance Law of the People's Republic of China, Provisions on the Supervision of Insurance Brokerage Institutions and relevant laws and regulations. Party B shall inform Clients their rights and obligations relating to laws, provisions and decisions. Party B is obliged to inform Clients the content of insurance contracts and shall assume compensation liability if it does not conduct its obligation.

Article 4

1.	If harm is done to Party A or a third party due to acts and infringing acts of Party B, Party A shall deduct the compensation from the commissions and has the right to seek the insufficient amount.

2.	Party A shall provide party B promotional materials, insurance clauses, rates and procedures within the duration.

3.
Party A shall pay commissions in the next month after receiving the premiums; Party B is responsible for its expenses which include but not be limited to advertisement fee, equipment purchase, printing fee, delivery fee, maintenance fee and promotion fee relating to other business. Party A may only pay the commissions provided in this written agreement.

4.	Party A has the right to inspect the commissions regularly in accordance with laws and provisions, which is conducive to long-term cooperation.

5.
Insurance products provided by Party A shall be kept on record or approved by the China Insurance Regulatory Commission and be informed to Party B along with the insurance contracts clauses and content.

6.
Party A shall provide the materials which confirm the sufficiency and accuracy of its insurance products and appropriate training and discuss the characteristic and details of the products with Party B.

7.	Party A reserves the right to confirm insurance business introduced by Party B and issue policies.

8.
Party A has the right to adjust the standard of commissions and scope of insurances to meet the needs of businesses or laws and insurance industry. It shall inform Party B the above-mentioned adjustment.

9.	Party A shall assume liability in accordance with provisions hereof when accidents occur.

10.
Party A shall maintain prestige of Party B and not reveal the content of this contract, clients’ information, data and other commercial secrets to a third party. Party A shall not impair interests of Party B.

11.	Party A shall not violate Contract Law of the People’s Republic of China, Insurance Law of the People's Republic of China, relevant laws and regulations and provisions of supervision.

Article 5 Anti-Money Laundering Clauses

1.	Party B shall establish a clients’ identification system in accordance with anti-money laundering laws when conducting insurance business and rigorously perform according obligations.

(1)	To verify and identify the relationships of the insurance applicants and the insured and original valid identification documents, register the information and retain the duplicates or photocopies;

(2)	To verify identification of the designated recipient who is not the heir at law, register the information and retain the duplicates or photocopies;

(3)	Legal and necessary identification required and assisted by Party A;

(4)	Party B shall not conduct insurance business due to suspicious identity or no identity provided and shall inform Party A immediately, and Party A shall identify the client renewedly.

2.
Party B shall provide identification information of clients which include but not be limited to the duplicates or photocopies valid identification documents of clients or other valid identification documents when it conducts insurance agency business.

Article 6 Premiums Payment

1.	Premiums require payment in full, except as otherwise stipulated by both parties. Nevertheless, the disbursement of each insurance product varies in accordance with provisions.

2.	In principle, clients of Party B shall directly pay premiums to Party A through transferring accounts.

Account of Party A:
Name: Suzhou Marketing Service Office, Jiangsu Branch of Cathay Insurance Co., Ltd.
Bank: Industrial and Commercial Bank of China Limited
Account Number: 110 2130 1190 0000 9481

3.
All premiums collected on business produced by party B shall be submitted to party A within three working days. If Party B does not settle the premiums on schedule, it shall inform Party A in written form. A new date to settle payment shall be negotiated by both parties.

4.	Invoices of Premiums Management

(1)	Party A shall invoice after premiums are received.

(2)	Party B shall obtain receipts when it sends invoices to clients.

(3)	Party B shall compensate Party A if the latter lost invoices and brought about losses.

Article 7 Commissions Payment

1.	Party A shall make settlement of commission of last month every month. Party B, after receiving the settlement, shall confirm in written form and provide invoice within 3 working days.

2.
Party A shall transfer the commissions to the specified account within 7 working days after receiving the confirmation in written form and invoices. In case the deadline falls in the vacation or holiday, it shall be postponed.

Account of Party B:
Name: Jiangsu Law Insurance Co., Ltd.
Bank: The agriculture Bank of China
Account Number: 043 6810 7144 0104 0008 598

3.
Party A shall pay agency commissions in accordance with the received premiums. All agency commissions shall be paid to the specified account of party B through transferring accounts. Party B shall not make deductions from or personal use of premiums it collected.

Article 8 Termination of this Agreement

1.	Each party has the right to terminate this contract within the duration and shall inform the other party 1 month in advance.

2.	In the case of any of the following circumstances occurring to either party, the other shall terminate this contract:

(1)	Either party violates provisions hereof and does not correct after prevention.

(2)	Either party breaches laws and regulations or is punished by supervision bureau.

(3)	Either party conducts deception and perfidy, and harm is done to the other party.

(4)	This agreement may not be performed due to either party’s own reason.

3.	If this agreement may not be conducted due to laws, regulations and orders of the authorities concerned or Insurance Business License is revoked or invalid, this agreement terminates.

4.
Party B shall settle all the unfulfilled affairs and unconditionally return insurance documents including insurance applications, clauses of policies and invoices of premiums within 10 days after it agrees to dissolve this agreement.

5.	Termination of this agreement does not affect the pre-existing rights and obligations of both parties.

Article 9 Dispute Solution

1.	In the event of a dispute hereunder, both parties shall seek solutions through friendly negotiation. If an agreement is not reached, either party may solve this dispute through (1)

(1)	To litigate in the People’s Court which has jurisdiction over a case.

(2)	To apply for arbitration in arbitration commission. The single ruling system shall be applied in arbitration, which both parties shall abide by.

2.	Both parties shall enjoy the rights and assume the obligations in this agreement except for the disputed affairs.

Article 10 Modification of this Agreement

1.	This agreement shall not be modified. Due to specific reasons, this agreement may be modified in written form after being approved by both parties.

2.	The annex and complementary agreement are the integral parts of this agreement. The annex, complementary agreement and this agreement are equally valid.

3.
Miscellaneous shall be performed in accordance with Insurance Law of the People's Republic of China, Contract Law of the People's Republic of China, Provisions on the Supervision of Insurance Brokerage Institutions , relevant laws and regulations and provisions stipulated by Party A.

Article 11 Other Matters

1.	In witness whereof, this agreement shall be executed effective as of being signed by legal representatives/ trustees of both parties.

2.	There are 2 originals of this agreement which are equally valid. Each party may hold 1 original.

Party A: Jiangsu Branch of Cathay Insurance Co., Ltd. (Seal)
Legal Representative:
Date:

Party B: Jiangsu Law Insurance Co., Ltd. (Seal)
Legal Representative:
Date:

Annex: Rates of Insurance Commissions in Jiangsu

Attention: The rates of insurance commissions vary in different location (as shown in the chart). The rates are the maximum of the insurance industry in the respective cities. In the event of any difference as to the above-mentioned rates, the rates stipulated by Self-discipline Pact for insurance industry shall prevail.

This annex came into force on December 1, 2011 and is part of Insurance Agency Agreement. Party A has the right to adjust the standard of commissions and scope of insurances. This annex shall be renewed and signed if adjustment has been performed. The new annex shall be part of Insurance Agency Agreement and is equally valid.

Party A: Jiangsu Branch of Cathay Insurance Co., Ltd. (Seal)

Party B: Jiangsu Law Insurance Co., Ltd. (Seal)